Exhibit 99.1

                LINCOLN BANCORP ANNOUNCES FIRST QUARTER EARNINGS

Lincoln Bancorp (Nasdaq: LNCB) (the "Company"), the holding company of Lincoln Bank (the "Bank"), announced today that net income for the first quarter ended March 31, 2004 was $812,000, or $.21 for basic and $.20 for diluted earnings per share. This compared to net income for the comparable period in 2003 of $903,000, or $.23 for basic and $.22 diluted earnings per share. Return on assets was .55% and return on equity was 4.04% for the first quarter of 2004 compared to .68% and 4.50%, respectively, for the same period last year.

Assets totaled $580.4 million at March 31, 2004, a decrease from December 31, 2003 of $11.3 million. The decline in assets occurred in cash and interest bearing deposits in other banks, down $10.1 million, and investment securities available for sale, down $5.5 million. This decline was partially offset by an increase in net loans, including loans held for sale, up $3.9 million. Commercial loans increased by $7.8 million while residential loans decreased by $3.8 million.

Total deposits were $321.7 million at March 31, 2004, virtually unchanged from the $321.8 million at December 31, 2003. Growth occurred in money market deposits, up $5.0 million, and savings deposits, up $1.5 million. This growth was offset by lower balances in checking, down $1.4 million, and certificates of deposit, down $5.3 million. Federal Home Loan Bank advances declined $13.0 million from December 31, 2003 to March 31, 2004.

Net interest income for the first quarter of 2004 was $4,029,000 compared to $3,840,000 for the same period in 2003. Net interest margin was 2.88% for the three-month period ended March 31, 2004 compared to 3.07% for the same period in 2003. The average yield on earning assets declined 58 basis points in the first quarter 2004 compared to the same period in 2003 while the average cost of interest-bearing liabilities declined 50 basis points for the same period. This decreased the interest rate spread from 2.59% at March 31, 2003 to 2.51% at March 31, 2004, or 8 basis points.

The Bank's provision for loan losses for the first quarter of 2004 was $200,000 compared to $165,000 for the same period in 2003. Nonperforming loans to total loans at March 31, 2004 increased slightly to .44% from .43% at December 31, 2003. Nonperforming assets to total assets were .49% at March 31, 2004 compared to .46% at December 31, 2003. The allowance for loan losses as a percent of loans at March 31, 2004 was .82% versus .80% at December 31, 2003.

Other income for the three months ended March 31, 2004 was $671,000 compared to $862,000 for the same quarter of 2003. The decrease in other income was primarily related to the decrease in net realized and unrealized gains on sale of loans. Net realized and unrealized gains on sale of loans were $70,000 in the first quarter of 2004 compared to $251,000 during the same period of 2003. The decrease in gain on sale of loans was the result of selling fewer loans and at a lower price during the first quarter of 2004 compared to the same quarter in 2003. Residential loan volume was less during the first quarter of 2004 compared to the same quarter of 2003 because of the refinancing activity during 2003.

Other expenses were $3,441,000 for the three months ended March 31, 2004 compared to $3,360,000 for the same three months of 2003. The primary increase was in salaries and employee benefits, up $83,000.

Income taxes were approximately 23% of pretax income for the first quarter of 2004 and 2003.

The book value of Lincoln Bancorp common stock was $18.19 per share at March 31, 2004 compared to $17.96 at December 31, 2003.

Lincoln Bancorp and Lincoln Bank are headquartered in Plainfield, Indiana with additional offices in Crawfordsville, Frankfort, Brownsburg, Avon, Mooresville and Greenwood. On March 10, 2004, Lincoln Bancorp signed a definitive agreement to acquire First Shares Bancorp, Inc., Greenwood, Indiana. First Shares Bancorp is a $176 million asset one-bank holding company and the owner of First Bank, an Indiana state-chartered commercial bank with two branches in Greenwood and additional branches in Bargersville, Franklin, Morgantown, Nashville and Trafalgar.

Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Lincoln Bancorp intends such forward-looking statements to be covered by the Private Securities Litigation Reform Act of 1995, and include this statement for purposes of invoking these safe-harbor provisions. The ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and involves a number of risks and uncertainties. In particular, among the factors that could cause actual results to differ materially from actual results are general economic conditions, unforeseen international political events, changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, or unanticipated results in pending legal proceedings or regulatory filings. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

                                 LINCOLN BANCORP
                       SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                                   (Unaudited)
                (Dollars in Thousands, Except Per Share Amounts)

                                                             March 31              December 31
                                                               2004                   2003
                                                           -----------          --------------
Balance Sheet Data:
     Total assets                                          $   580,357             $   591,685
     Loans, net (including loans held for sale)                441,923                 438,027
     Cash and interest-bearing deposits in other banks           6,662                  16,794
     Investment securities available for sale                   88,650                  94,137
     Investment securities held to maturity                      1,720                   1,745
     Deposits                                                  321,672                 321,839
     Federal Home Loan Bank advances and repurchase
     agreements                                                171,701                 184,693
     Stockholders' equity                                       80,357                  79,227

     Book value per common share                           $     18.19             $     17.96
     Shares outstanding                                      4,418,391               4,411,891
     Equity to assets                                            13.85%                  13.39%
     Non-performing assets to total assets                        0.49%                   0.46%
     Non-performing loans to total loans                          0.44%                   0.43%
     Allowance for loan losses to total loans                     0.82%                   0.80%


                                                                Three Months Ended March 31
                                                                2004                  2003
                                                           -----------             -----------

Operating Data:
     Interest Income:
        Loans                                              $     6,669             $     6,155
        Investment securities                                      693                   1,115
        Deposits with financial institutions                        17                      51
        Dividends on FHLB stock                                    117                     104
                                                           -----------             -----------
           Total interest income                                 7,496                   7,425
                                                           -----------             -----------
     Interest Expense:
        Deposits                                                 1,433                   1,614
        Borrowings                                               2,034                   1,971
                                                           -----------             -----------
           Total interest expense                                3,467                   3,585
                                                           -----------             -----------
     Net Interest Income                                         4,029                   3,840
        Provision for loan losses                                  200                     165
                                                           -----------             -----------
     Net Interest Income After Provision for Loan                3,829                   3,675
     Losses
                                                           -----------             -----------
     Other Income:
        Service charges on deposit accounts                        214                     200
        Net realized and unrealized gains on loans                  70                     251
        Net realized gains (losses) on sale of
         available for sale securities                               -                     (26)
        Equity in losses of limited partnership                    (33)                    (36)
        Point of sale income                                        87                      72
        Loan servicing fees                                         83                     107
        Increase in cash value of life insurance                   137                     169
        Other                                                      113                     125
                                                           -----------             -----------
           Total other income                                      671                     862
                                                           -----------             -----------


     Other Expenses:
        Salaries and employee benefits                           1,853                   1,770
        Net occupancy expenses                                     237                     216
        Equipment expenses                                         186                     239
        Data processing expense                                    361                     326
        Professional fees                                          115                     114
        Mortgage servicing rights amortization                      24                      55
        Advertising and business development                       103                     110
        Core deposit intangible amortization                        23                      25
        Other                                                      539                     505
                                                           -----------             -----------
           Total other expenses                                  3,441                   3,360
                                                           -----------             -----------
     Income before income taxes                                  1,059                   1,177
     Income taxes                                                  247                     274
                                                           -----------             -----------
     Net income                                            $       812             $       903
                                                           ===========             ===========
     Basic earnings per share                              $      0.21             $      0.23
                                                           ===========             ===========
     Diluted earnings per share                            $      0.20             $      0.22
                                                           ===========             ===========
Other Data:
     Interest rate spread                                         2.51%                   2.59%
     Net interest margin                                          2.88%                   3.07%
     Return on average assets                                     0.55%                   0.68%
     Return on average equity                                     4.04%                   4.50%

